Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

San Diego – October 25, 2013 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today that it has priced an underwritten public offering of 4,375,000 shares of its common stock at an offering price of $8.00 per share, for total gross proceeds (before underwriting discount and commissions and estimated expenses) of approximately $35 million. The Company has granted the underwriters a 30-day option to purchase up to 656,250 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on October 30, 2013, subject to customary closing conditions.

The Company plans to use the net proceeds of the offering, together with other available funds, to progress the clinical development programs for its drug candidates, Pracinostat, ME-344 and PWT143, and for other general corporate purposes.

Stifel and Cowen and Company are acting as joint book-runners for the offering. Wedbush PacGrow Life Sciences and Roth Capital Partners are acting as co-managers.

The securities described above are being offered pursuant to a “shelf” registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2500, or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department, or by calling (631) 274-2806, or by faxing (631) 254-7140. An electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering will also be available on the website of the SEC at www.sec.gov.

This release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral HDAC inhibitor being developed for advanced hematologic diseases, such as myelodysplastic syndrome (MDS) and acute myeloid leukemia

(AML). The Company initiated a randomized, placebo-controlled Phase II trial of Pracinostat in combination with Vidaza (azacitidine) in patients with previously untreated MDS in June 2013. An open-label Phase II trial of Pracinostat in combination with Vidaza in elderly patients with AML who are unsuitable for intensive chemotherapy is expected to initiate in the fall of 2013. MEI Pharma is also developing ME-344, a mitochondrial inhibitor derived from its isoflavone-based technology platform. Results from a first-in-human, single-agent clinical study of ME-344 in patients with refractory solid tumors were presented in October 2013. In September 2013, the Company further expanded its pipeline of drug candidates with the acquisition of PWT143, a highly selective PI3-kinase delta inhibitor. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.